Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-192476 and 333-194256

Free Writing Prospectus dated May 27, 2014

Social posts for the week of May 28th, 2014

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fantex_test @fantex_test · May 19
Important disclaimer fntx.co/1oqGXK8 fntx.co/EJprospectus
When a stock's news happens in the sports section Fantex.com
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fantex_test @fantex_test · now
Important disclaimer fntx.co/1tEgm00 fntx.co/EJprospectus

Looking for a different kind of investment? Fantex.com
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fantex_test @fantex_test · 12s
Important disclaimer fntx.co/1tEgm00 fntx.co/EJprospectus

Excited to have Jack Nicklaus on the Fantex Holdings advisory board.
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Link to Disclaimer:

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

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